EXHIBIT 21

Subsidiaries of Oakley, Inc.

State or Other Jurisdiction
Subsidiary	of Incorporation or Organization

Barter Optical, Inc.	Washington
Bazooka, Inc.	Washington
Dragon Optical, Inc.	California
Eye Safety Systems, Inc.	Delaware
Iacon, Inc.	Texas
Oakley Direct, Inc.	Washington
Oakley EDC, Inc.	Washington
Oakley Financing, Inc.	Washington
Oakley O Store, Inc.	Washington
Oakley Sales Corp.	Washington
Oliver Peoples, Inc.	California
Optical Shop of Aspen Holding	California
The Optical Shop of Aspen, Inc.	California
Dragon Optical Australia Pty. Ltd.	Australia
Oakley South Pacific Pty. Ltd.	Australia
Oakley Brazil Ltda.	Brazil
Oakley Canada, Inc.	Canada
Oakley Canada Retail ULC	Canada
Oakley Limited Partnership	Canada
Oakley Costa Rica S.A.	Costa Rica
Oakley Denmark ApS	Denmark
Oakley Holding S.A.S.	France
Oakley Europe SNC	France
Oakley GmbH	Germany
Oliver Peoples GmbH	Germany
Oakley Guatemala S.A.	Guatemala
Oakley Italy Srl.	Italy
Oakley Ireland Optical Limited	Ireland
Oakley Japan KK	Japan
Oakley Mexico Inc., S.A. de C.V.	Mexico
Oakley Athletic (Proprietary) Ltd.	South Africa
Oakley Africa Eyewear Pty. Ltd.	South Africa
Oakley (Schweiz) GmbH	Switzerland
Oakley U.K. Ltd.	United Kingdom